As filed with the Securities and Exchange Commission on August 4, 2004
                                      An Exhibit List can be found on page II-5.
                                                   Registration No. 333-117682

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                           THE WORLD GOLF LEAGUE, INC.
                 (Name of small business issuer in its charter)

 DELAWARE                             6770                          98-0201235
(State or other           (Primary Standard Industrial         (I.R.S. Employer
Jurisdiction of            Classification Code Number)       Identification No.)
Incorporation or
Organization)

                         2139 STATE ROAD 434, SUITE 101
                             LONGWOOD, FLORIDA 32779
                                 (407) 331-6272
(Address and telephone number of principal executive offices and principal place of business)



                   MICHAEL S. PAGNANO, CHIEF EXECUTIVE OFFICER
                           THE WORLD GOLF LEAGUE, INC.
                         2139 STATE ROAD 434, SUITE 101
                             LONGWOOD, FLORIDA 32779
                                 (407) 331-6272
            (Name, address and telephone number of agent for service)


                                   Copies to:
                             GREGORY SICHENZIA, ESQ.
                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                     1065 AVENUE OF THE AMERICAS, 21ST FLR.
                            NEW YORK, NEW YORK 10018
                                 (212) 930-9700
                              (212) 930-9725 (FAX)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Certificate of Incorporation, as amended, provides to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT


SEC Registration fee                       $     481.46
Accounting fees and expenses                  10,000.00*
Legal fees and expenses                       35,000.00*
Miscellaneous                                  5,000.00
                                             -----------
                                 TOTAL       $50,481.46*
                                             ===========

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     In February 2003, we issued 120,000,000 shares of our common stock, $.001 par value per share which were not registered under the Act to the former World Golf Florida shareholders pursuant to an Exchange Agreement whereby World Golf Florida became our wholly-owned subsidiary. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In August 2003, we issued 344,315 restricted shares of our common Stock pursuant to the Share Exchange Agreement discussed above. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In September 2003, we issued 1,000,000 shares of Series A Preferred Stock, that are entitled to three hundred (300) votes per common share (or an aggregate of 300,000,000 votes), which were not registered under the Act, to Michael Pagnano in consideration for services rendered to us as our Chief Executive Officer and as a Director. We claim an exemption from registration afforded by
Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by us.

     In September 2003, we issued an individual 137,726 restricted shares of our common stock pursuant to the Exchange Agreement discussed above. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In October 2003, we issued Equity Growth, of which Tom Waite is the beneficial owner, 24,000,000 restricted shares of our common stock in consideration for services provided in connection with the reverse merger transaction. We claim an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by us.

     In October 2003, we issued two individuals an aggregate of 392,460 restricted shares of which 48,145 were subsequently cancelled and 433,837 shares were issued in 2004, which shares were issued pursuant to the Exchange Agreement. We claim the exemption from registration afforded by Rule 506 or Regulation D.

     In November 2003, we issued an individual 482,041 restricted shares of common stock pursuant to the Share Exchange Agreement discussed above. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act

     In December 2003, we issued an individual 295,000 restricted shares of common stock pursuant to the Share Exchange Agreement discussed above. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In January 2004, we issued an individual 344,315 restricted shares of common stock pursuant to the Share Exchange Agreement discussed above. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In January 2004, we issued an individual 120,510 restricted shares of common stock pursuant to the Share Exchange Agreement discussed above. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In February 2004, we issued 433,837 shares of our common stock, $.001 par value per share which were not registered under the Act, to a third former shareholder of World Golf Florida pursuant to the Exchange Agreement. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     In April 2004, we issued an aggregate of 1,666,665 shares of our common stock, $.001 par value per share which were not registered under the Act, to four (4) individuals in consideration for $20,000. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     Also in April 2004, we issued 500,000 to one individual in consideration for employment services. We claim an exemption from registration afforded by
Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and we took appropriate measures to restrict transfer.

     In May 2004, we issued 999,999 shares of our common stock, $.001 par value per share, which were not registered under the Act, to three (3) individuals in a private placement for $15,000. We claim the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with an accredited investor on June 4, 2004 for the sale of
(i) $250,000 in convertible debentures and (ii) warrants to buy 2,500,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

     The investors are obligated to provide us with an aggregate of $250,000 as follows:

     -    $100,000  was  disbursed  to  us  on  June  4,  2004;
     - $100,000 will be disbursed within five business days of this registration statement being declared effective; and
     - $50,000 has been retained for services provided to our company by various professionals, which shall be disbursed upon effectiveness of this registration statement;

     The debentures bear interest at 7%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the conversion price multiplied by ten times the dollar amount of the debenture. The conversion price for the convertible debenture is the lesser of (i) $0.25 or (ii) eighty percent of the of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 2,500,000 shares of common stock at an exercise price of $1.00 per share.

     * All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of World Golf League or executive officers of World Golf League, and transfer was restricted by World Golf League in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

     Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with the Company.

ITEM  27.  EXHIBITS.

     The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean The World Golf League, Inc., a Delaware corporation.

Exhibit #     Exhibit Name
---------     ------------

3.1 Certificate of Incorporation of the Registrant, incorporated by reference to the Registrant's Registration Statement on Form 10-SB filed with the Commission on April 26, 2002.

3.2 Certificate of Correction to the Certificate of Incorporation of the Registrant, incorporated by reference to the Registrant's Registration Statement on Form 10-SB filed with the Commission on April 26, 2002.

3.3 Certificate of Amendment to the Certificate of Incorporation of the Registrant, incorporated by reference to the Registrant's Registration Statement on Form 10-SB filed with the Commission on April 26, 2002.

3.4 Certificate of Amendment to the Certificate of Incorporation of the Registrant, incorporated by reference to the Current Report on Form 8-K filed with the Commission on February 12, 2003.

3.5 Certificate of Amendment to the Certificate of Incorporation of the Registrant, incorporated by reference to the Current Report on Form 8-K filed with the Commission on March 21, 2003.

3.6 Certificate of Amendment to the Certificate of Incorporation of the Registrant, incorporated by reference to the Current Report on Form 8-K filed with the Commission on October 10, 2003.

3.7 Certificate of Designation for Series A Preferred Stock of the Registrant, incorporated by reference to the Current Report on Form 8-K filed with the Commission on October 10, 2003.

3.8 By-laws of the Registrant, as amended, incorporated by reference to the Registrant's Registration Statement on Form 10-SB filed with the Commission on April 26, 2002.



4.1 Securities Purchase Agreement dated June 2004 entered between the Company and Golden Gate Investors, Inc., incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 27, 2004.

4.2       Convertible  Debenture  dated  June  2004  entered between the
          Company and Golden Gate Investors, Inc., incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 27, 2004.

4.3 Warrant to Purchase Common Stock dated June 2004 issued to Golden Gate Investors, Inc., incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 27, 2004.

4.4 Registration Rights Agreement dated June 2004 entered between Golden Gate Investors, Inc. and the Company, incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 27, 2004.

5.1 Sichenzia Ross Friedman Ference LLP Opinion and Consent, incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 27, 2004.

10.1 Stock Exchange Agreement, dated as of January 31, 2003 between Novus Laboratories and The World Golf League, Inc., incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on February 20, 2003.

10.2 Consulting Agreement with PHIBRI Holdings (Phil Esposito), dated as of March 16, 2004, incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 27, 2004.

10.3 Consulting Agreement with Fred Funk, dated as of April 26, 2004, incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 27, 2004.



23.1      Consent of Ham, Langston & Brezina, LLP, Independent Auditors

23.2      Consent of legal counsel (see Exhibit 5.1)

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Longwood, State of Florida, on August 4, 2004.

                THE WORLD GOLF LEAGUE, INC.


           By: /s/ Michael S. Pagnano
               ---------------------------------------
               Michael S. Pagnano
               President, Chief Executive Officer (Principal Executive Officer), Principal Financial Officer, Principal Accounting Officer and Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                    TITLE                                  DATE

/s/ Michael S. Pagnano       President, Chief Executive Officer   August 4, 2004
-----------------------     (Principal Executive Officer),
    Michael S. Pagnano       Principal Financial Officer,
                             Principal Accounting Officer
                             and Director



                            Director                              August 4, 2004
-----------------------
    William Page

/s/ King Simmons            Director                              August 4, 2004
-----------------------
    King Simmons